POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned hereby makes, constitutes and appoints Anthony R. Bosch as the undersigned’s true and lawful attorney-in-fact, with full power and authority as hereinafter described on behalf of and in the name, place and stead of the undersigned to:

(1)       prepare, execute, acknowledge, deliver and file Forms 3, 4 and 5 (including any amendments thereto) required due to the undersigned’s ownership of or affiliation with A3 Alternative Credit Fund, a Delaware statutory trust (the “Fund”), with the U.S. Securities and Exchange Commission (the “Commission”), as may be necessary or advisable under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, as they may be amended from time to time;

(2)       seek or obtain, as the undersigned’s representative and on the undersigned’s behalf, information on transactions related to the Fund from any third party, including brokers, employee benefit plan administrators and trustees, and the undersigned hereby authorizes any such person to release any such information to the undersigned and approves and ratifies any such release of information; and

(3)       perform any and all other acts which in the discretion of such attorney-in-fact are necessary or desirable for and on behalf of the undersigned in connection with the foregoing.

The undersigned acknowledges that:

(1)       this Power of Attorney authorizes, but does not require, such attorney-in-fact to act in his discretion on information provided to such attorney-in-fact without independent verification of such information;

(2)       any documents prepared and/or executed by the attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney will be in such form and will contain such information and disclosure as such attorney-in-fact, in his discretion, deems necessary or desirable;

(3)       neither the Fund nor the attorney-in-fact assumes (i) any liability for the undersigned’s responsibility to comply with the requirements of the Exchange Act, (ii) any liability of the undersigned for any failure to comply with such requirements, or (iii) any obligation or liability of the undersigned for profit disgorgement under Section 16(b) of the Exchange Act; and

(4)       this Power of Attorney does not relieve the undersigned from responsibility for compliance with the undersigned’s obligations under the Exchange Act, including without limitation the reporting requirements under Section 16 of the Exchange Act.

The undersigned hereby gives and grants the foregoing attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary or appropriate to be done in and about the foregoing matters as fully to all intents and purposes as the undersigned might or could do if present, with full power of substitution and revocation, hereby ratifying all that such attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, of, for and on behalf of the undersigned, shall lawfully do or cause to be done by virtue of this Power of Attorney.

This Power of Attorney shall remain in full force and effect until the earliest of the (i) date on which the undersigned is no longer required to file any of Forms 3, 4 or 5 with respect to the undersigned’s holdings of and transactions in securities issued by the Fund; (ii) cessation of Anthony R. Bosch’s employment with A3 Financial Investments, LLC. and any of its affiliates; or (iii) revocation of this Power of Attorney by the undersigned in a signed writing delivered to such attorney-in-fact. This Power of Attorney may be filed with the Commission as a conforming statement of the authority granted herein.

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IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 19th day of February, 2021.

/s/ Matthew DuPree
Matthew DuPree